Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2003

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 6, 2003	626/585-6700

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2003 amounted to $7,137,000 compared with $15,145,000 for the third quarter of 2002. Unaudited consolidated net income for the first nine months of 2003 was $65,622,000 compared with $44,462,000 for the same period of 2002. The 2003 figures included $291,000 of realized investment gains realized in the third quarter and $34,753,000 realized in the first nine months. No investment gains or losses were realized in the 2002 periods.

     The realized investment gains had only a minor impact on Wesco’s shareholders’ equity, because Wesco’s investments are carried at market value, and most of the gains had already been reflected in the unrealized appreciation component of shareholders’ equity in prior accounting periods.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for amounts per share, which are based on 7,119,807 shares outstanding.

	Quarter Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting	$2,855	$1,796	$11,985	$2,605
Investment income	6,211	12,283	24,609	36,675
CORT furniture rental business	(1,601)	831	(5,256)	4,573
Precision Steel businesses	(720)	78	(760)	202
Other	101	157	291	407

	6,846	15,145	30,869	44,462
Realized investment gains	291	—	34,753	—

Consolidated net income	$7,137	$15,145	$65,622	$44,462

Per share	$1.00	$2.12	$9.21	$6.24

     Wesco’s Form 10-Q for the quarter ended September 30, 2003 is expected to be filed electronically with the Securities and Exchange Commission on November 7, 2003, and we invite shareholders and the financial media to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

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